Exhibit 3.1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION OF

NETEASE, INC.

(Adopted by Special Resolution passed on June 23, 2026)

1.	The name of the Company is NetEase, Inc.

2.	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised), or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.	The share capital of the Company is US$100,030,000 divided into 1,000,300,000,000 shares of a nominal or par value of US$0.0001 each with power for the Company, in so far as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6.	The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

NETEASE, INC.

(Adopted by Special Resolution passed on June 23, 2026)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“ADS”	means an American depositary share representing the Company’s ordinary shares.

“Articles”	means these Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors”	means the Persons for the time being performing the duties of auditors of the Company.

“Board” or “Board of Directors”	means the board of Directors of the Company for the time being.

“Chairman”	means the chairman of the Board.

“class” or “classes”	means any class or classes of shares as may from time to time be issued by the Company.

“Company”	means the above-named Company.

“Company’s Website”	means the website of the Company, the address or domain name of which has been notified to Members.

“Communication Facilities”	means technology by which natural persons are capable of hearing and being heard by each other, and if the Directors so determine in respect of any general meeting of the Members, the functional equivalent for those with no or impaired hearing.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Designated Stock Exchanges”	means The Nasdaq Stock Market in the United States and The Stock Exchange of Hong Kong Limited for so long as the Company’s shares or ADSs are there listed or admitted for trading and any other stock exchange on which the Company’s shares, ADSs or other depositary shares representing shares are listed or admitted for trading.

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any shares, ADSs or other depositary shares representing shares on the Designated Stock Exchanges.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes bonus.

“electronic”	means the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

“electronic communication”	means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

“Governmental Authority”	means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or anybody that exercises the function of a regulator.

“Hong Kong Listing Rules”	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited as amended from time to time.

“Hybrid Meeting”	means any general meeting of members convened for the (i) physical attendance and participation by members and/or proxies at the time and a place or location and at the same time (ii) virtual attendance and participation by members and/or proxies by means of Communication Facilities.

“Independent Director”	means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board.

“Law”	means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Governmental Authority, including any rules promulgated by a regulatory body.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“Memorandum of Association”	means the memorandum of association of the Company, as amended or substituted from time to time.

“Ordinary Resolution”	means a resolution:

(a) passed by a simple majority of the votes cast by Members who, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company, regard being had in computing a majority to the number of votes to which each Member is entitled; or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid-up”	means paid-up and/or credited as paid-up.

“Person”	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires.

“Present”	means, in respect of any Person, such Person’s presence at a general meeting of Members, which may be satisfied by means of such Person or, if a corporation or other non-natural person, its duly authorised representative (or, in the case of any Member, a proxy which has been validly appointed by such Member in accordance with these Articles), being: (a) physically present at the venue specified in the notice convening the meeting; or (b) in the case of any meeting at which Communications Facilities are permitted in accordance with these Articles, including any Virtual Meeting or Hybrid Meeting, connected by Communication Facilities in accordance with procedures specified in the notice convening such general meeting; and “Presence” shall be construed accordingly.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	means any Person appointed to perform the duties of Secretary of the Company.

“share”	means a share in the capital of the Company; all references to “shares” herein shall be deemed to be shares of any or all classes as the context may require; and, for the avoidance of doubt, in these Articles the expression “share” shall include a fraction of a share.

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Statute.

“signed”	means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”	means a special resolution passed in accordance with the Statute, being a resolution:

(a) in respect of (i) any amendment to the Memorandum or these Articles; or (ii) the voluntary liquidation or winding up of the Company, passed by a majority of not less than three-fourths (3/4) of all votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting (of which notice specifying the intention to propose the resolution as a special resolution has been duly given) and in computing the majority regard shall be had to the number of votes to which each Member is entitled. For this purpose, the voting rights attaching to treasury shares (as defined under the Hong Kong Listing Rules) shall be excluded; or

(b) in respect of any matter that requires a special resolution (other than those specified in paragraph (a) above), passed by a majority of not less than two-thirds (2/3) of all votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company (of which notice specifying the intention to propose the resolution as a special resolution has been duly given) and in computing the majority regard shall be had to the number of votes to which each Member is entitled; or

(c) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Treasury Share”	means a share held in the name of the Company as a treasury share in accordance with the Statute.

“Virtual Meeting”	means any general meeting of the Members at which the Members (and any other permitted participants of such meeting, including without limitation the Chairman and any Directors) are permitted to be Present solely by means of Communications Facilities.

2.	In these Articles, save where the context requires otherwise:

a)	words importing the singular number shall include the plural number and vice versa;

b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

d)	reference to a U.S. dollar or U.S. dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

e)	reference to a statutory enactment shall include reference to any amendment or re- enactment thereof for the time being in force;

f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion (subject, for the avoidance of doubt, to such determination being in accordance with their fiduciary and other duties as Directors) and shall be applicable either generally or in any particular case;

g)	reference to “written” or “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

h)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

i)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Statute shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

4.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

6.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the Person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the Seal and signed with authorised signature(s) affixed by some method or system of mechanical process.

7.	Notwithstanding Article 6 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe, subject to any applicable Designated Stock Exchange Rules.

ISSUE OF SHARES

8.	Subject to the provisions, if any, in that behalf in the Memorandum of Association, where applicable, Designated Stock Exchange Rules, and any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over, issue warrants or similar instruments with respect to or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

9.	The Directors may authorise the division of shares into any number of classes and the different classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes (if any) may be fixed and determined by the Directors or by a Special Resolution. The Directors may issue shares with such preferred or other rights, all or any of which may be greater than the rights of the Company’s ordinary shares, at such time and on such terms as they may think appropriate.

10.	The Directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

11.	Every Person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide or as required by Designated Stock Exchange Rules) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine, subject to Designated Stock Exchange Rules, provided that in respect of a share or shares held jointly by several Persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

REGISTER OF MEMBERS

12.	The Company shall maintain or cause to be maintained the register of Members in accordance with the Statute.

13.	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time. The principal register and the branch register or registers shall together be treated as the register of Members for the purposes of the Articles.

14.	The Directors may, in their absolute discretion, at any time transfer any share on the principal register to any branch register or any share on any branch register to the principal register or any other branch register.

15.	For so long as any shares are listed or admitted for trading on a Designated Stock Exchange, title to such shares may be evidenced and transferred in accordance with the applicable Designated Stock Exchange Rules. The register of Members maintained by the Company in respect of such shares (whether the principal register or a branch register) may be kept by recording the particulars required by section 40 of the Statute in a form otherwise than legible (provided it is capable of being reproduced in a legible form) if such recording otherwise complies with the applicable Designated Stock Exchange Rules that are or shall be applicable to such shares.

16.	Except when a register is closed and, if applicable, subject to the additional provisions of Article 48, the branch register maintained in Hong Kong shall during business hours be kept open for inspection by any Member without charge. The reference to business hours in this Article is subject to such reasonable restrictions as the Company in general meeting may impose, but so that not less than two hours in each business day is to be allowed for inspections. Subject to applicable laws and Designated Stock Exchange Rules, the branch register in Hong Kong may, after notice has been given by announcement or by electronic communication or by advertisement in an appointed newspaper and where applicable, any other newspapers in accordance with the requirements of any Designated Stock Exchange Rule to that effect, be closed on terms equivalent to section 632 of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) as at the date of the adoption of these Articles (or the equivalent provision from time to time) at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.

TRANSFER OF SHARES

17.	Subject to these Articles and Designated Stock Exchanges Rules, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchanges or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

18.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Member until the name of the transferee is entered in the register of Members in respect of the relevant shares.

19.	The Directors may decline to register any transfer of shares where holders proposing or effecting the transfers of the shares are subject to binding written agreements or applicable Laws which restrict the transfer of the shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms, or such applicable Law, as the case may be.

20.	The Directors may in their absolute discretion decline to register any transfer of shares which is not fully paid up or on which the Company has a lien. The Directors may also decline to register any transfer of any share unless:

(i)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one class of shares;

(iii)	the instrument of transfer is properly stamped, if required;

(iv)	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four (4); and

(v)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board may from time to time require, is paid to the Company in respect thereof.

21.	The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that, subject to Article 48, such registration of transfer shall not be suspended nor the register of Members closed for more than thirty (30) days in any calendar year.

22.	All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any shares, they shall within three (3) months after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

REDEEMABLE SHARES

23.	(a)	Subject to the provisions of the Statute, the Memorandum of Association, and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent Governmental Authority, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner, before the issue of the shares, as may be determined by the Board or by Members by Special Resolution.

(b)	Subject to the provisions of the Statute, the Memorandum of Association and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent Governmental Authority, the Company may purchase its own shares (including any redeemable shares or fractions of a share), provided that the manner of purchase has first been authorised by the Directors or by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital, provided further that no repurchase may be made contrary to the terms or manner recommended by the Directors.

VARIATION OF RIGHTS OF SHARES

24.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, only be varied with the consent in writing of the holders of three-fourths (3/4) of the voting rights of the issued shares of that class, or with the sanction of a resolution passed at a separate general meeting by the holders of a majority of not less than three-fourths (3/4) of the shares of that class Present and voting at such a meeting.

The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one Person holding or representing by proxy at least one-third (1/3) of the voting rights of the issued shares of the class.

25.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally with or in priority or subsequent to such existing class or the redemption or purchase of any shares of any class by the Company. The rights of the holders of shares shall not be deemed to be varied or abrogated by the creation or issue of shares with preferred or other rights.

COMMISSION ON SALE OF SHARES

26.	The Company may, in so far as the Statute from time to time permits, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

27.	No Person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

28.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

29.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the Person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

30.	To give effect to any such sale the Directors may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

31.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares at the date of the sale.

CALL ON SHARES

32.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

33.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the Persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

34.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

35.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

36.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

37.	(a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

38.	A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

39.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all Persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the Person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

40.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

41.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

42.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only Persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other Persons.

43.	(a)	Any Person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other Person nominated by him as the deceased or bankrupt Person could have made and to have such Person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the Person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

44.	A Person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF SHARE
CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

45.	(a)	Subject to and in so far as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may by Ordinary Resolution:

(i)            increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)           consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)          by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)          cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any Person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 23 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

TREASURY SHARES

46.	The Directors may, prior to the purchase, redemption or surrender of any share, determine that such share shall be held as a Treasury Share.

47.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

48.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may, on giving ten (10) business days’ notice (or six (6) business days’ notice in the case of a rights issue) by announcement published on the Designated Stock Exchange’s website or, subject to the Designated Stock Exchange Rules, by electronic communication in the manner in which notices may be served by the Company by electronic means as provided in the Articles or by advertisement published in the newspapers or the Company’s Website, provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case thirty (30) days (or such longer period as the Members may by Ordinary Resolution determine, provided that such period shall not be extended beyond sixty (60) days in any year). If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

49.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

50.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

51.	(a)	The Company shall within one year of its incorporation and in each financial year of its existence thereafter hold a general meeting as its annual general meeting, to be held within six (6) months after the end of such financial year (or such other period as may be permitted by the Designated Stock Exchange Rules), and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place (which, in the case of a Virtual or Hybrid Meeting, includes a virtual place) as the Directors shall appoint.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	All general meetings other than annual general meetings shall be called extraordinary general meetings.

52.	(a)	The Directors may whenever they think fit, and they shall on the requisition of one or more Members of the Company holding together, at the date of the deposit of the requisition, shares representing not less than 10% of the voting rights of the Company which carry the right of voting at general meetings of the Company (excluding the voting rights attaching to the treasury shares (as defined under the Hong Kong Listing Rules)), on a one vote per share basis in the share capital of the Company (excluding the treasury shares (as defined under the Hong Kong Listing Rules)), proceed to convene a general meeting of the Company and add resolutions to the meeting agenda.

(b)	The requisition must state the objects of the meeting and the resolutions to be added to the meeting agenda, and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

53.	At least twenty-one (21) days’ notice in writing shall be given of an annual general meeting and at least fourteen (14) days’ notice in writing shall be given of any extraordinary general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place (which, in the case of a Virtual Meeting or a Hybrid Meeting, includes a virtual place), the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 52 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent (95%) in nominal value or in the case of shares without nominal or par value ninety-five per cent (95%) of the shares in issue, or their proxies.

If the Directors so determine in respect of a specific general meeting or all general meetings of the Company, Presence at the relevant general meeting may be by means of Communication Facilities. In addition, the Directors may determine that any general meeting may be held as a physical meeting, a Virtual Meeting or a Hybrid Meeting and this shall be specified in the notice of meeting. The notice of any general meeting at which Communication Facilities may be utilised (including any Virtual Meeting or any Hybrid Meeting) must set forth the Communications Facilities that will be used, including the procedures to be followed by any Member or other participant of the general meeting utilizing such Communication Facilities.

54.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

55.	No business shall be transacted at any general meeting unless a quorum of Members is Present at the time when the meeting proceeds to business. One or more Members holding shares which carry, in aggregate, not less than one-third (1/3) of the votes attaching to all issued and outstanding shares and entitled to vote, Present at the meeting, shall be a quorum provided always that if the Company has one Member of record the quorum shall be that one Member Present.

56.	If the Directors wish to make a Communication Facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of such Communication Facility and such participation shall be deemed to constitute presence in person at the meeting.

57.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

58.	If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place (whether physical or virtual) or to such other time or such other place (whether physical or virtual) as the Directors may determine and if at the adjourned meeting a quorum is not Present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

59.	The Chairman, if any, of the Board of Directors shall preside as chairman at every general meeting (including any Virtual Meeting or Hybrid Meeting) of the Company. If there is no Chairman, or if at any general meeting he is not Present within sixty minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the members Present shall choose any Person Present to be chairman of that meeting. The chairman of any general meeting shall be entitled to participate at any such general meeting by Communication Facilities, in which event the following provisions shall apply:

(a)	he shall be deemed to be Present at the general meeting; and

(b)	if the Communication Facilities fail to enable the chairman of the general meeting to hear and be heard by other Persons participating in that meeting constituting at least a quorum as provided for in these Articles, in the reasonable opinion of that chairman, then any Director or Person nominated by the Directors shall preside as chairman, failing which the Members Present shall chose any Person Present to be the chairman of that meeting.

60.	(a)	The chairman of any general meeting may, with the consent of the general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place (whether physical or virtual), but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. In the case of a Virtual Meeting or a Hybrid Meeting when a failure or impairment in the Communication Facilities has occurred, the chairman of the meeting is entitled at any point, but is not obliged, to adjourn the Virtual Meeting or the Hybrid Meeting without having such adjournment approved by any procedural motion or other consent of those Present at the Virtual Meeting or the Hybrid Meeting, and to reconvene it on such terms as he considers appropriate in his discretion. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

(b)	In the event there is a technical failure or impairment in the Communication Facilities, this shall not, in the absence of bad faith of the Company, invalidate the proceedings at the relevant Virtual Meeting or the relevant Hybrid Meeting, provided that, in the reasonable opinion of the chairman of the general meeting, at least Persons constituting a quorum as provided for in these Articles was capable of hearing and being heard by each other. In the event that the chairman of the general meeting becomes aware of such failure or impairment at the commencement of the Virtual Meeting or the Hybrid Meeting or during the Virtual Meeting or the Hybrid Meeting, he may, but is not obliged, to pause (but without adjourning) the proceeding, for such period as he considers reasonable, to allow for the Company and/or its agents to endeavor to rectify such failure or impairment. At the expiry of such period, the chairman may (but subject to the proviso regarding quorum in this Article) continue with the Virtual Meeting or the Hybrid Meeting, even if such failure or impairment has not been rectified.

61.	A resolution put to the vote of the meeting shall be decided on the vote of the requisite majority pursuant to a poll of the Members. Each poll shall be taken in such manner (including the use of ballot or voting papers or tickets or by electronic voting) as the chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the general meeting.

62.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine. Notice of the business to be transacted at such postponed general meeting shall not be required. If a general meeting is postponed in accordance with this Article, the appointment of a proxy will be valid if it is received as required by the Articles no later than the time appointed for holding the postponed meeting.

63.	In the case of an equality of votes, the chairman of the general meeting shall be entitled to a second or casting vote.

VOTES OF MEMBERS

64.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, every Member of record Present at a general meeting shall have (a) the right to speak, (b) one vote for each share registered in his name in the register of Members except where a Member is required, by the Designated Stock Exchange Rules, to abstain from voting to approve the matter under consideration.

65.	Where any Member is, under the Designated Stock Exchange Rules, required to abstain from voting on any particular resolution or restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such Member in contravention of such requirement or restriction shall not be counted.

66.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

67.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other Person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other Persons may vote by proxy.

68.	No Person shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

69.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the general meeting whose decision shall be final and conclusive.

70.	Votes may be given either personally or by proxy.

PROXIES

71.	Every Person whose name is entered as a Member in the register of Members shall be entitled to appoint a proxy. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

72.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place or in such other manner (including any electronic means) as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of an electronic communication from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

73.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

74.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

75.	Any corporation which is a Member of record of the Company may in accordance with its articles or in the absence of such provision by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

76.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DEPOSITARY AND CLEARING HOUSES

77.	If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company, it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its proxies or representative(s) at any general meeting of the Company, at any meeting of any class of Members, or at any meeting of the creditors of the Company provided that, if more than one Person is so authorised, the authorisation shall specify the number and class of shares in respect of which each such Person is so authorised. The person so authorised will be deemed to have been duly authorised without the need of producing any documents of title, notarised authorisation and/or further evidence to substantiate that it is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same rights and powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise, including the right to speak and vote, as if it were an individual Member holding the number and class of shares specified in such authorisation.

DIRECTORS

78.	There shall be a Board of Directors consisting of not more than ten (10) Persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers of the Memorandum of Association or a majority of them.

79.	For so long as shares or ADSs are listed or admitted for trading on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as applicable Law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Board.

80.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

81.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

82.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

83.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

84.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

85.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

86.	No Person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. Subject to any separate requirement for approval by the Board or any Board committee under applicable Law or the Designated Stock Exchange Rules, a Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

87.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 86 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

88.	Subject to the exception contained in Article 97, a Director who expects to be unable to attend Directors’ meetings because of absence, illness or otherwise may appoint any Person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

89.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

90.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

91.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

92.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

93.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

94.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

95.	The Board may, from time to time, and except as required by applicable Law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

MANAGEMENT

96.	(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three (3) next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	Subject to the Statute, Designated Stock Exchange Rules and these Articles, the Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

97.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, commission, participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

98.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

99.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

100.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least two (2) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person or by electronic communication by the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions of Article 54 shall apply mutatis mutandis with respect to notices of meetings of Directors.

101.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the then existing Directors, a Director and his appointed alternate Director being considered only one Person for this purpose, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

102.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

103.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

104.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

105.	A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members of such committee present, and in the case of an equality of votes the committee chairman shall have a second or casting vote.

106.	All acts done by any meeting of the Directors or of a committee of Directors (including any Person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

107.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of video conference, teleconference or similar communications equipment by means of which all Persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

108.	(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 71-74 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

109.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors; and the Board of Directors pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is prohibited by applicable Law or Designated Stock Exchange Rules from being a Director;

(e)	if he is found a lunatic or becomes of unsound mind; or

(f)	if he is removed pursuant to other provisions of these Articles.

APPOINTMENT AND REMOVAL OF DIRECTORS

110.	The Company may by Ordinary Resolution appoint any Person to be a Director and may in like manner remove any Director and may in like manner appoint another Person in his stead.

111.	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles. Any Director so appointed shall hold office only until the first annual general meeting of the Company after his appointment and shall then be eligible for re-election at that meeting.

112.	A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

113.	A Director may be removed from office by Ordinary Resolution of the Company or the affirmative vote of a simple majority of the other Directors present and voting at a Board meeting before the expiration of his term of office, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than five (5) days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

PRESUMPTION OF ASSENT

114.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

115.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one Person who shall be either a Director or the Secretary or some Person appointed by the Directors for the purpose.

(b)	The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

116.	Subject to these Articles, the Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, chief executive officer, chief financial officer, chief operating officer, chief risk officer, chief technology officer, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

117.	Subject to the Statute, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

118.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

119.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the Share Premium Account or as otherwise permitted by the Statute.

120.	Subject to the rights of Persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

121.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

122.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

123.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid in any manner determined by the Directors. If paid by cheque or warrant, it will be sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

124.	No dividend or distribution shall bear interest against the Company.

125.	Any dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

126.	Subject to applicable Law, the Directors may:

(i)	resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution;

(ii)	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(a)	paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or

(b)	paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to Members credited as fully paid;

(iii)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(iv)	authorise a Person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(a)	the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(b)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, and any such agreement made under this authority being effective and binding on all those Members; and

(v)	generally do all acts and things required to give effect to the resolution.

127.	Notwithstanding any provisions in these Articles and subject to the Statute, the Directors may resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up in full unissued shares to be allotted and issued to:

(i)	employees (including Directors) or service providers of the Company or its affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or the Members;

(ii)	any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or Members; or

(iii)	any depositary of the Company for the purposes of the issue, allotment and delivery by the depositary of ADSs to employees (including Directors) or service providers of the Company or its affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or the Members.

BOOKS OF ACCOUNT

128.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

129.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

130.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

131.	Subject to applicable Law and Designated Stock Exchange Rules, the Company by Ordinary Resolution may appoint an Auditor of the Company who shall hold office until removed from office by Ordinary Resolution. The Board may fill any casual vacancy in the office of an auditor but while any such vacancy continues the surviving or continuing auditor or auditors, if any, may act. Such auditor or auditors appointed by the Board to fill any casual vacancy shall hold office until the next following annual general meeting of the Company and the remuneration of any such auditor may be fixed by the Board.

132.	The remuneration of the Auditor shall be approved by Ordinary Resolution at the general meeting at which they are appointed, provided that in respect of any particular year the Company in general meeting may delegate the fixing of such remuneration to the Board.

133.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

134.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

SHARE PREMIUM ACCOUNT

135.	The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

136.	There shall be debited to any Share Premium Account on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

NOTICES

137.	Except as otherwise provided in these Articles, and subject to the rules of the Designated Stock Exchanges, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Member at his address as appearing in the register of Members, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by facsimile or by placing it on the Company’s Website.

138.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

139.	Any notice or other document, if served by:

(i)	post, shall be deemed to have been served five (5) days after the time when the letter containing the same is posted;

(ii)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(iii)	recognised courier service, shall be deemed to have been served forty-eight (48) hours after the time when the letter containing the same is delivered to the courier service;

(iv)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(v)	placing it on the Company’s Website, shall be deemed to have been served twelve (12) hours after the notice or document is placed on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

140.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

141.	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

142.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every Person shown as a Member in the register of Members as of the record date for such meeting and who has supplied to the Company an address, facsimile number or e-mail address for the giving of notices to them, except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every Person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

UNTRACEABLE MEMBERS

143.	The Company shall be entitled to sell any shares of a Member or the shares to which a person is entitled by virtue of transmission on death or bankruptcy or operation of law if and provided that:

(a)	all cheques or warrants, not being less than three (3) in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve (12) years;

(b)	the Company has not during that time or before the expiry of the three (3)-month period referred to Article 143(d) received any indication of the whereabouts or existence of the Member or person entitled to such shares by death, bankruptcy or operation of law;

(c)	during the twelve (12)-year period, at least three (3) dividends in respect of the shares in question have become payable and no dividend during that period has been claimed by the Member; and

(d)	upon expiry of the twelve (12)-year period, the Company has caused an advertisement to be published in the newspapers or, subject to the Designated Stock Exchange Rules, by electronic communication in the manner in which notices may be served by the Company by electronic means as provided in the Articles, given notice of its intention to sell such shares, and a period of three (3) months has elapsed since such advertisement or such electronic communication, as applicable, and the Designated Stock Exchange has been notified of such intention.

The net proceeds of any such sale shall belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds.

144.	To give effect to any sale contemplated by Article 143, the Company may appoint any person to execute as transferor an instrument of transfer of the said shares and such other documents as are necessary to effect the transfer, and such documents shall be as effective as if they had been executed by the registered holder of or person entitled by transmission to such shares and the title of the transferee shall not be affected by any irregularity or invalidity in the proceedings relating thereto. The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Member or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Member or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments (other than shares or other securities in or of the Company or its holding company if any) or as the Directors may from time to time think fit.

INFORMATION

145.	Subject to the relevant laws, rules and regulations applicable to the Company, no Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

146.	Subject to the due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the register and transfer books of the Company.

147.	The Board, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorised by the Board, shall be entitled to disclose to any Governmental Authority or to the Designated Stock Exchange any information regarding the affairs of the Company including without limitation information contained in the register of Members and books of the Company.

WINDING UP

148.	Subject to the Statute, the Company may by Special Resolution resolve that the Company be wound up voluntarily.

149.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

150.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

151.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

152.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

153.	Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

154.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

MERGERS AND CONSOLIDATIONS

155.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.